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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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    14a-6(e)(2))
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[X] Soliciting Material Pursuant to Section 240.14a-12

                    meVC DRAPER FISHER JURVETSON FUND I, INC.
                               (d/b/a MVC CAPITAL)

          -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


Laurence R. Hootnick              [MVC CAPITAL LETTERHEAD]
Michael H. Jordan
Peter J. Locke
Vincent H. Tobkin


                                                               February 14, 2003

DEAR MVC CAPITAL STOCKHOLDER:

    The independent directors of MVC Capital want to tell you why we believe in MVC Capital and its venture capital investing strategy. As business leaders with years of experience in building shareholder value, we believe in the long-term potential of your Company. Before we agreed to serve as Directors and to run for election, each of us did our own thorough review of MVC, including its history and prospects. We were impressed with what we found.

    We were impressed with the many exemplary actions the Company had taken over the past year. Your Company has taken the following key steps:

     Refined the Company's investment strategy by providing venture debt financing in addition to making equity investments in venture companies, to attract deal flow backed by top venture capitalists

     Lowered management salaries and Directors' fees

     Internalized the Company's management and reallocated resources from administration to investments

     Prudently conserved cash

     Put all seven Board of Directors seats up for election so that you can choose the future of the Company

     Authorized the repurchase of $20 million in MVC stock.

    We, like you, are disappointed with the Company's performance. However, we also recognize the environment for venture capital investors has been poor during the last few years. Now, we believe the venture capital investing cycle is at a critical turning point. In our view, prospects to meet MVC Capital's investment objective of long-term capital appreciation have never been better.

    You must realize, as we do, that your Company is under attack by a dissident stockholder, Millenco, L.P. We believe that they wish to disrupt the Company's investment strategy and substantially deplete the Company's remaining cash. In our view, this would cripple the Company by virtually eliminating the possibility of future and follow-on investments. This is directly opposed to the Company's goal of providing investors with a long-term investment horizon to grow the Company's assets.

    You are being asked to choose between two competing slates of candidates for MVC's Board of Directors. The choice you make will determine the future of the Company and, in our view, the value of your long-term investment in MVC Capital. We believe the Millenco director nominees have a shortsighted strategy that will result in the depletion of the Fund's investment capital. On the other hand, MVC Capital's Director candidates endorse what we believe is an outstanding business plan designed to produce high returns over the long term.

    We have enclosed a copy of MVC Capital's proxy statement. The Annual Meeting will be held on February 28, 2003, so time is short. We ask for your support. We urge you to vote FOR the MVC Board of Directors on the enclosed WHITE proxy card.

Thank you.

Sincerely,


Laurence R. Hootnick                          Michael H. Jordan
[mackenzie_hootnick_sig]                      [mackenzie_jordan_sig]

Peter J. Locke                                Vincent H. Tobkin
[mackenzie_locke_sig]                         [mackenzie_tobkin_sig]

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   IF YOU HAVE ANY QUESTIONS OR NEED HELP VOTING YOUR SHARES, PLEASE CALL:

                      [MACKENZIE LOGO]

                     105 Madison Avenue
                  New York, New York 10016
             email: proxy@mackenziepartners.com
                Call collect: (212) 929-5500
                OR TOLL FREE: (800) 322-2885
                 Facsimile: (212) 929-0308

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STATEMENTS IN THIS ANNOUNCEMENT OTHER THAN HISTORICAL DATA AND INFORMATION
CONSTITUTE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO, RECENT CHANGES IN SENIOR MANAGEMENT, FLUCTUATIONS IN OPERATING RESULTS, MARKET CONDITIONS, CHANGES IN TECHNOLOGY, INCREASED COMPETITION AND OTHER RISKS IDENTIFIED BY MVC CAPITAL FROM TIME TO TIME IN ITS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.